EXHIBIT 99.1

CSG Announces Departure of Chief Financial Officer Rollie Johns &

Appointment of Hai Tran as New CFO

Denver, November 22, 2021 – CSG® (NASDAQ: CSGS), the leader in innovative customer engagement, revenue management and payments solutions, today announced that Rolland “Rollie” B. Johns, executive vice president and chief financial officer of the company, has shared plans to step down. Concurrently, Hai Tran has been appointed as the company’s new executive vice president and chief financial officer effective November 29.

“On behalf of the entire CSG team, I thank Rollie for his significant contributions and many years of service,” said Brian Shepherd, president and CEO for CSG. “Rollie has been a trusted and valuable business leader and partner to me, our Board, and our employees. Equally important, Rollie has built a strong global CFO team that is well positioned for continued success. We wish him all the best in his future endeavors.”

Shepherd added, “At the same time, I am very excited to announce the addition of Hai to Team CSG. Hai has a proven track record as a strategic, growth-oriented chief financial officer with deep public-company, global technology experience. He is a fantastic fit for CSG at this transformational juncture of our company’s history and will be instrumental in helping us passionately pursue our plans of becoming a more purpose-driven, higher growth, SaaS platform company.”

“I am honored to be appointed chief financial officer during this truly exciting time at CSG, as the company accelerates our strategic transformation,” said Tran. “CSG’s guiding principles and mission resonate deeply with me as we look to not only grow and diversify into new verticals, but also make ordinary customer and employee experiences extraordinary.  Putting customers and employees at the center of everything we do will drive long-term and sustained value-creation for all of our stakeholders.”

Tran will be responsible for overseeing CSG’s global financial operations, including CSG’s finance, accounting, treasury, risk, and investor relations functions and will report directly to Shepherd.

Tran brings 30 years of finance and business experience, having most recently served as president and chief operating officer at Soc Telemed, the largest U.S. provider of acute care telemedicine services. Prior to that he has served as chief financial officer at a number of companies including Soc Telemed, BioScrip, Inc., Harris Healthcare Solutions and Catalyst Health Solutions.

Johns joined CSG in 2013 as chief accounting officer and since becoming CFO in 2018 has led CSG’s finance, accounting, treasury, risk, and investor relations functions.

About CSG

CSG is a leader in innovative customer engagement, revenue management and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For nearly 40 years,

CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready SaaS platforms that drive exceptional customer experiences. With 5,000 employees in over 20 countries, CSG is the trusted technology provider for leading global brands in telecommunications, retail, financial services, government, and healthcare. Our solutions deliver real world outcomes to more than 900 customers in over 120 countries. To learn more, visit us at csgi.com and connect with us on LinkedIn and Twitter.

Contacts:

Tammy Hovey

Public Relations

+1 (917) 520-2751

tammy.hovey@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com